Exhibit 10.1

AGREEMENT TO SUBLEASE

     This Agreement to Sublease (this “Sublease”) is made this    day of September, 2004, between BINDVIEW DEVELOPMENT CORPORATION, a Texas corporation (“Sublandlord”), and NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA DBA NATIONWIDE PROVIDENT, a Pennsylvania corporation (“Subtenant”).

     WHEREAS, the Sublandlord is presently the tenant under that certain Lease Agreement dated March 30, 2001 (the “Bindview Base Lease” a copy of which is annexed hereto as Exhibit “B”), whereby Sublandlord, commencing on September 1, 2003, leased from BARNHART INTERESTS, INC. AS AGENT FOR SAGE PLAZA ONE LTD. (the “Landlord”) approximately 188,509 square feet of Net Rentable Area (the “Bindview Premises”) in the building located at 5151 San Felipe Road, Houston, Harris County, Texas (the “Building”);

     WHEREAS, Sublandlord and Subtenant have agreed upon a subletting of space in the Building within the Bindview Premises, as the case may be, consisting of approximately 7,852 square feet of Net Rentable Area on the twentieth (20th) floor of the Building (the “Subleased Premises”), as shown on the drawings annexed hereto as Exhibit “A”, on the terms and conditions hereinafter specified;

     NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Sublandlord and Subtenant agree as follows:

1. BASE LEASE.

     a. Except as otherwise expressly provided herein, all terms, covenants and conditions of the Bindview Base Lease are hereby incorporated in and made a part of this Sublease, and such rights and obligations that are contained in the Bindview Base Lease are hereby imposed upon the parties hereto, Sublandlord being substituted for Landlord under the Bindview Base Lease and Subtenant being substituted for Tenant under the Bindview Base Lease; provided however, that Sublandlord shall have no obligation to Subtenant with respect to work, services, repairs, repainting, restoration or the performance of any and all other obligations to be performed by Landlord pursuant to the Bindview Base Lease. It is understood and agreed that the performance by Sublandlord of any of the terms, covenants and conditions of this Sublease and the Bindview Base Lease shall be subject to and dependent upon the performance by Landlord under the Bindview Base Lease of all the terms, covenants and conditions, express or implied, imposed upon Landlord pursuant to the Bindview Base Lease. It is further understood and agreed that Sublandlord shall be under no obligation or liability whatever to Subtenant in the event that Landlord shall fail to perform any of the terms, covenants or conditions imposed upon Landlord pursuant to the Bindview Base Lease.

     b. Sublandlord covenants and agrees that Sublandlord shall not (i) do or suffer or permit anything to be done which would constitute a default under the Bindview Base Lease or would cause the Bindview Base Lease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination or forfeiture reserved or vested in Landlord under the Bindview Base Lease or (b) exercise during the term of this Sublease any right reserved or vested in Sublandlord to cancel, terminate or forfeit the Bindview Base Lease. Sublandlord covenants and agrees to provide Subtenant prompt written notice (within 48 hours after its receipt thereof) of any notice of default received by Sublandlord from Landlord. If and only if Sublandlord fails to timely cure such default beyond applicable cure periods, Sublandlord hereby grants to Subtenant the right (but not the obligation) to cure any such default by Sublandlord (but not in the event Sublandlord is protesting the existence of an alleged default), in which event Sublandlord shall, within ten (10) days after receipt of an invoice therefor, reimburse Subtenant for any cost or expense so incurred. In the event that Sublandlord fails to so reimburse Subtenant, Subtenant shall have the right to offset such amount against the next payments of Rent due hereunder.

     c. Subtenant covenants and agrees that Subtenant shall not do or suffer or permit anything to be done which would constitute a default under the Bindview Base Lease or would cause the Bindview Base Lease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination or forfeiture reserved or vested in Landlord under the Bindview Base Lease, and that Subtenant will indemnify and hold harmless Sublandlord from, and defend Sublandlord against, all claims, liabilities, losses and damages of any kind whatsoever (excepting indirect, special and consequential damages) that Sublandlord may incur by reason of, resulting from or arising out of any such cancellation, termination or forfeiture. Subtenant covenants and agrees to deliver to Sublandlord, within forty-eight (48) hours after Subtenant’s receipt thereof, copies of any and all notices or other correspondence received by Subtenant from Landlord that might affect Sublandlord in any manner.

     d. Subtenant shall be entitled to the use and benefit of all of the services and amenities applicable to the Subleased Premises that Landlord is obligated to provide to Sublandlord under the Bindview Base Lease. If at any time during the term of this Sublease Sublandlord becomes entitled to any reduction or abatement of the rentals due under the Bindview Base Lease with respect to the Subleased Premises, Subtenant shall receive a corresponding reduction or abatement of its rental obligations under this Sublease

     e. Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the Rent provided for herein, and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Subleased Premises during the Term; provided, however, that this Sublease shall automatically terminate upon termination of the Lease and Subtenant shall have no claim against Sublandlord unless such termination was caused by the default of Sublandlord in the performance of the obligations under the Lease or this Sublease for which Sublandlord is responsible.

2. DEMISE OF THE SUBLEASED PREMISES. Sublandlord hereby subleases and demises to the Subtenant and the Subtenant hereby subleases and takes from the Sublandlord, the Subleased Premises, subject to and upon the terms and conditions set forth herein.

3. TERM. The term of this Sublease shall commence on the date Sublandlord delivers to Subtenant possession of the Subleased Premises with the Work (defined below in Section 7) substantially completed as set forth in the Workletter annexed hereto as Exhibit C (the “Commencement Date”), and shall continue until June 30, 2011 (the “Expiration Date”).

4. DELIVERY AND OCCUPANCY OF SUBLEASED PREMISES. Subtenant acknowledges that it has inspected, and has had the opportunity to have experts hired by Subtenant inspect, the Subleased Premises and that the Subleased Premises shall be delivered to Subtenant and accepted by Subtenant in its “as is” condition subject to Paragraphs 7 and 10 below. Subtenant acknowledges that neither Sublandlord nor any of its purported representatives or agents has made (and Sublandlord hereby specifically disclaims any and all) representations and warranties of any kind or character as to the condition of the Subleased Premises, either express or implied, including without limitation, warranties of fitness for any purposes or any particular use or commercial habitability. Sublandlord shall deliver to Subtenant the Subleased Premises on or before the Commencement Date; provided, however, Sublandlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof nor shall Subtenant be entitled to cancel or otherwise terminate this Sublease, unless delivery is delayed by more than 45 days, in which case Subtenant may within 10 days after such 45th day, by written notice to Sublandlord cancel this Sublease.

5. BASE RENTAL.

     a. Except as otherwise provided herein, the annual base rent (“Base Rental”) during the term of this Sublease shall be as follows:

Period	Annual Amount Per Square Foot of NRA	Monthly Amount
Months 1 – 3	$0.00	$0.00

Months 4 – 12	$14.00	$9,160.67

Period	Annual Amount Per Square Foot of NRA	Monthly Amount
Months 13 – 24	$15.00	$9,815.00

Months 25 – 81	$16.00	$10,469.33

     The Base Rental shall be payable in equal monthly installments, in advance, without demand and without deduction, abatement or set-off, except as may be provided in this Sublease. Payments of Base Rental shall commence on the Commencement Date; provided, however, that upon the execution of this Sublease, Subtenant shall pre-pay the Base Rental that would otherwise be due in Month 4 of this Sublease, i.e., $9,160.67.

     b. Except as otherwise provided herein, the proportional amounts payable by Subtenant under Article 5. BASE RENTAL ADJUSTMENT of the Bindview Base Lease, which relate to the same amounts due under this Sublease in Paragraph 6. ADDITIONAL RENTAL, shall be due and payable monthly to Sublandlord on or before thirty (30) days after Subtenant’s receipt of an itemized invoice therefor.

     c. The term “Rental” as used in this Sublease shall mean Base Rental, Additional Rental (as hereinafter defined), and the Parking Fee (as hereinafter defined).

     d. All amounts payable by Subtenant to Sublandlord under this Sublease shall be made by Subtenant to Bindview Development Corporation, 5151 San Felipe, 25th floor, Houston, Texas 77056, Attn.: Chief Financial Officer or in such other manner and to such other place later designated by Sublandlord in writing, or as is set forth in any invoice from Sublandlord to Subtenant. The amounts due under this Sublease shall be paid in one monthly check.

6. ADDITIONAL RENTAL.

     a. The clauses under Article 5. BASE RENTAL ADJUSTMENT of the Bindview Base Lease covering additional rental shall apply to this Sublease during the term of this Sublease.

     b. The base year for Base Rental Adjustment (as defined in Article 5 of the Bindview Base Lease and herein called “Additional Rental”) computations shall be 2005 (the “Base Year”).

     c. Subtenant shall pay as Additional Rental any costs incurred in connection with Subtenant’s operation or after hours use of the heating, ventilation, and air conditioning system (“HVAC”) within the Subleased Premises as permitted by Section 7.04 of the Bindview Base Lease.

     d. Beginning in 2006 and for each year thereafter during the Sublease term, Subtenant shall pay to Sublandlord as Additional Rental its proportionate share (i.e. the percentage determined from time to time by dividing the Net Rentable Area of the Subleased Premises by the total Net Rentable Area of the Bindview Premises during the term of the Bindview Base Lease) of the amount, if any, by which the Basic Cost for each such year exceeds the Base Year Basic Cost.

     e. Subtenant’s proportionate share of the Additional Rent shall be payable monthly, based on the estimates of Basic Cost being paid by Sublandlord under Sections 5.01 and 5.02 of the Bindview Base Lease and continuing until the Expiration Date of this Sublease. In the event of any adjustment to Sublandlord’s payments with respect to Basic Cost under Sections 5.04, 5.05 and 5.06 of the Bindview Base Lease, Subtenant shall pay or receive, as the case may be, a corresponding adjustment of its payments with respect to Basic Cost under this Paragraph.

     f. Sublandlord shall provide to Subtenant, within fifteen (15) days after Sublandlord’s receipt thereof, copies of all estimates and statements received by Sublandlord from Landlord with respect to the amount or payment of Basic Cost for any year during the term of this Sublease. If Sublandlord elects to exercise its right to audit the Landlord’s books and records relating to Basic Cost, Subtenant shall have the right to examine the results of such audit.

7. CONSTRUCTION OF IMPROVEMENTS. Prior to the Commencement Date, Sublandlord shall, at its cost and expense, substantially complete the improvements shown on the plans and specifications (the “Plans”) prepared by Don Lamoureux dated September 2, 2004, which plans and specifications are incorporated herein by this reference (the “Work”). The Work shall be completed in accordance with the Workletter annexed hereto as

Exhibit “C” by a contractor of Sublandlord’s choice on a “turnkey” basis; however, Sublandlord’s obligations under this Paragraph 7 shall not exceed $15.00 per square foot; any overage shall be reimbursed to Sublandlord by Subtenant within thirty (30) days after Subtenant’s receipt of Sublandlord’s invoice therefor, with such supporting documentation as Subtenant may reasonably request. The $15.00 per square foot allowance will include architectural and engineering fees

8. Intentionally Deleted.

9. USE OF IMPROVEMENTS ON SUBLEASED PREMISES. Subtenant shall have the right to use, at no charge to Subtenant, any and all leasehold improvements presently located within the Subleased Premises, including, but not limited to, all doors, cabling, components of the ceiling, floor coverings, window coverings, and furniture described on Exhibit “D” annexed hereto, to the fullest extent permitted under the Bindview Base Lease. Sublandlord makes no representation or warranty in connection with any of the foregoing items, including, but not limited to, such items’ actual presence within the Subleased Premises, the working order or condition of such items, or such items’ suitability for any particular purpose. Sublandlord shall have no repair or maintenance obligations whatsoever with respect to any of the foregoing items.

10. LEASEHOLD IMPROVEMENTS. Except as noted herein, the Subleased Premises shall be taken by Subtenant in its “as is” condition, and, except as provided in Paragraph 7 of this Sublease above, Subtenant, at its sole cost and expense, shall be responsible for all improvements within the Subleased Premises. All leasehold improvements shall be approved in writing by Sublandlord prior to the commencement of construction and shall be constructed and installed in accordance with Section 3.03 of the Bindview Base Lease.

11. Intentionally Omitted.

12. USE. The Subleased Premises shall be used and occupied by Subtenant, its affiliated or associated companies and licensees for general office purposes and such ancillary uses in connection therewith as shall be reasonable and customary with respect to general office use, and the operation for the noncommercial use by Subtenant’s employees and invitees of microwave ovens, refrigerators, and other equipment typically found in an employee lunchroom, and for no other purposes; however, Subtenant acknowledges and agrees that Subtenant’s affiliated or associated companies’ and licensees’ rights and interests hereunder are limited to the foregoing described rights of use and occupancy, subject to all of the terms of this Sublease.

13. PARKING. During the term of this Sublease, Sublandlord shall provide and make available, at the monthly charge of $40.00 per space (the “Parking Fee”), a prorated amount of up to three (3) unreserved parking spaces in the Building Parking Garage for each one thousand (1,000) square feet of Net Rentable Area contained in the Subleased Premises. By way of example, the quotient of the square footage of the Net Rentable Area within the Premises divided by 1,000 multiplied by 3 entitles Subtenant to 24 initial spaces. The Parking Fee shall be payable monthly as Rental.

14. UTILITIES AND SERVICES. If Subtenant’s electrical consumption or HVAC usage is above that which is provided to Sublandlord pursuant to the Bindview Base Lease, Subtenant shall promptly pay all costs therefor.

15. ENTRY FOR REPAIRS AND INSPECTION. Sublandlord may enter into and upon any part of the Subleased Premises (including, without limitation, the telephone room) at all reasonable hours with reasonable prior notice and with the right of Subtenant to accompany such persons (except in the event of an emergency, when no prior notice will be required) to inspect the same, clean, or make repairs or alterations, or additions thereto, as Sublandlord may deem necessary or desirable; provided, however, such work shall not unreasonably interfere with Subtenant’s use of the Subleased Premises.

16. INSURANCE.

     a. Subtenant shall maintain, at its sole cost and expense, property insurance on a “causes of loss – special form” basis (formerly “all-risk”) on all of its personal property, including removable trade fixtures, located in the Subleased Premises, and on all non-Building standard leasehold improvements in the Subleased Premises. Subtenant, at Subtenant’s option, may elect to self insure Subtenant’s personal property, contents and non-Building standard leasehold improvements in the Subleased Premises. Subtenant shall maintain, at its sole cost and expense, commercial general liability insurance, with limits of liability of not less than $5,000,000.00 with respect to death of or injury to one or more persons and not less than $2,000,000.00 with respect to loss of or damage to property, issued by and binding upon a solvent insurance company reasonably acceptable to Sublandlord. Subtenant’s right to self-insure as provided in this Section shall apply to property only; Subtenant may not self-insure for commercial general liability.

     b. Anything in this Sublease to the contrary notwithstanding, whenever any loss, cost, damage, or expense resulting from fire, the elements, explosion or other casualty or occurrence is incurred by the parties to this Sublease in connection with the Subleased Premises or any improvements thereto, or of which the Subleased Premises are a part, or any personal property of such party therein, or the Building, or Parking Garage, and such party is required to be covered under this Sublease or Article 12 of the Bindview Base Lease in whole or in part by insurance with respect thereto, then the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage, or expense to the extent of any amount recovered by reason of such insurance and hereby waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided such release and waiver of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage. Sublandlord and Subtenant shall use their respective best efforts to obtain such release and waiver of subrogation from their respective insurance carriers and shall immediately notify the other of any failure to obtain or maintain same.

17. FIRE OR OTHER CASUALTY; CONDEMNATION.

     a. In the event of fire or other casualty in the Bindview Premises or the Subleased Premises, if the Subleased Premises is damaged so that it is reasonably estimated by a responsible contractor that any portion of the Subleased Premises will be untenantable and/or not usable by Subtenant and the remaining portion is not sufficient for the purpose for which same have been subleased for a period of one hundred eighty (180) days or longer after such destruction, Subtenant shall so notify Sublandlord in writing within five (5) days after Subtenant’s receipt of notice of the estimated time to repair the Subleased Premises. Subtenant shall have the option to cancel this Sublease by delivery of written notice thereof to Sublandlord within twenty-one (21) days after receipt of such notice. If Subtenant elects not to cancel this Sublease, the Rental herein shall proportionally abate thereafter until such time as the affected portion of the Subleased Premises is made tenantable.

     b. In the event of fire or other casualty in the Bindview Premises or the Subleased Premises, such that Sublandlord elects to terminate the Bindview Base Lease as provided in Article 11 of such lease, Sublandlord shall notify Subtenant in writing of Sublandlord’s intention to cancel the Bindview Base Lease, as the case may be, at least twenty (20) days prior to notifying Landlord of same, and upon such termination, this Sublease shall be terminated as of such date.

     c. If, as a result of a taking by virtue of eminent domain or for public or quasi public use or purpose, the Subleased Premises, a portion of the Building not including the Subleased Premises, or the Parking Garage or access thereto, is affected in a manner that (i) renders the Subleased Premises untenantable, (ii) substantially impairs Subtenant’s use of the remainder of the Subleased Premises, or (iii) if more than fifty percent (50%) the Subleased Premises (or any lesser percentage which renders the remainder unusable for the purposes intended) shall be taken or condemned, Subtenant shall have the option to cancel this Sublease by delivery of written notice thereof to Sublandlord within thirty (30) days after the date the condemning authority takes possession.

     d. If, as a result of a taking by virtue of eminent domain or for public or quasi public use or purpose, Sublandlord elects to terminate the Bindview Base Lease, as provided in Article 15 of such lease, Sublandlord shall notify Subtenant in writing of Sublandlord’s intention to cancel the Bindview Base Lease, at least twenty (20) days prior to notifying Landlord of same, and upon such termination, this Sublease shall be terminated as of such date.

18. INDEMNITY. Unless due to Sublandlord’s negligence or willful misconduct, Subtenant shall protect, indemnify, defend and hold Sublandlord harmless from any and all cost, loss, damage, liability or expense arising out of, or connected with, injury or damage, including death, to persons or property occurring on the Subleased Premises, or arising out of any act or omission of Subtenant, its agents, officers, employees or invitees. Unless due to Subtenant’s negligence or willful misconduct, Sublandlord shall protect indemnify, defend and hold Subtenant harmless from any and all cost, loss, damage, liability or expense arising out of, or connected with, injury or damage, including death, to persons or property occurring in or around the Bindview Premises, or arising out of any act or omission of Sublandlord, its agents, officers, employees or invitees.

19. SURRENDER OF PREMISES. Upon the expiration or earlier termination of the term of this Sublease, Subtenant shall surrender the Subleased Premises in good order, condition, and repair, except for ordinary wear and tear and casualty damage. If Sublandlord so indicates, in writing, Subtenant shall, at its sole cost and expense, remove such leasehold improvements, which were installed for Subtenant’s occupancy of the Subleased Premises, as necessary to return the Subleased Premises to the condition and configuration the Subleased Premises were in at the time of delivery of the Subleased Premises. Subtenant may remove its trade fixtures, office supplies, telecommunications and movable office equipment and furniture.

20. SUBLANDLORD’S NON-LIABILITY FOR DEFAULTS OF LANDLORD. Sublandlord shall not be responsible, answerable or liable to Subtenant for or by any reason of any default by Landlord under the Bindview Base Lease, nor shall Sublandlord under this Sublease have any such obligations impressed upon it. Notwithstanding the foregoing, upon the written request of Subtenant, Sublandlord shall diligently pursue all reasonable efforts to enforce the Bindview Base Lease and obtain Landlord’s compliance with its obligations thereunder and Subtenant shall have any rights of recovery against Landlord, which flow to Sublandlord through the Bindview Base Lease, to the extent Subtenant is entitled to such under this Sublease.

21. ASSIGNMENT OR SUBLEASE.

     a. Subtenant shall not have the right to assign or sublet the Subleased Premises, in whole or in part, without Sublandlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

     b. No assignment or subletting by Subtenant shall relieve Subtenant of any obligation under this Sublease, and Subtenant and Subtenant’s assignee or sublessee shall remain jointly and severally liable hereunder.

     c. Any assignment or sublease by Subtenant shall be subject to the approval of Landlord and Landlord’s mortgagee.

Notwithstanding the foregoing, the following shall not constitute an assignment of this Sublease: (i) if Subtenant is a corporation, the addition or withdrawal of stockholders, or (ii) the assignment of this Sublease to any successor of Subtenant (A) into which Subtenant is merged or consolidated, or (B) arising from the transfer of Subtenant under this Sublease made in conjunction with a transfer of all or substantially all of the assets of Subtenant, or (iii) such assignment is made to any entity controlled by, controlling or under common control with Subtenant so long as in each of the circumstances described in (i) and (ii) above in this paragraph, the surviving corporation or assignee shall (1) assume the obligations of Subtenant hereunder in a writing which provides that the assumption therein is for the express benefit of Landlord and Landlord’s Mortgagee, and (2) shall have a Net Worth equal to or greater than $50,000,000.

22. PREMISES USED AS SECURITY. Subtenant shall not use the Subleased Premises as security on any obligation, and in the event of the attempt of Subtenant to cause the Subleased Premises to be used as security, Subtenant shall be in default of the terms of this Sublease and Sublandlord shall have the option to immediately terminate this Sublease and the provisions of Paragraph 19 herein shall thereafter become applicable.

23. NOTICES. Any notices which shall be required or desired to be given by the parties hereto shall be in writing and either delivered by hand or sent by United States certified mail, return receipt requested, or by reliable overnight carrier and postage prepaid, to the persons at the addresses set forth below:

Sublandlord:	Subtenant:
Bindview Development Corporation	Nationwide Life Insurance Company of America dba
Nationwide Provident
5151 San Felipe	c/o Nationwide Mutual Insurance Company
25th Floor	One Nationwide Plaza
Houston, Texas 77056	Columbus, OH 43215-2220
Attn: Corp Real Estate-Leasing 1-05-21

With a copy to the Landlord:	With copy to:
Barnhart Interests, Inc.	The Subleased Premises
5151 San Felipe
Suite 1399
Houston, Texas 77056

Such notice shall be deemed received on the date indicated on the delivery receipt of such notice.

24. BROKER. Sublandlord covenants, warrants and represents that it has not dealt with or signed any commission agreement with any broker in connection with this Sublease other than Moody Rambin Interests. Subtenant covenants, warrants and represents that it has not dealt with or signed any commission agreement with any broker in connection with this Sublease other than Office Space Advisors (John Richardson) and C.B. Richard Ellis. Sublandlord agrees to pay to Moody Rambin Interests and Office Space Advisors a commission in accordance with a separate agreement. Subtenant hereby acknowledges that neither Sublandlord nor Moody Rambin Interests has or will have any liability or obligation to C.B. Richard Ellis in connection with this Sublease and agrees to indemnify and hold Sublandlord harmless from any claim or liability (including the cost of defending against and investigating such claims) arising in respect to any commission owed C.B. Richard Ellis in connection with this Sublease. Notwithstanding anything contained herein, Subtenant also agrees to indemnify and hold Sublandlord harmless from any claim or liability (including the cost of defending against and investigating such claims) arising in respect to any broker(s) not named herein who is (are) claiming by, through or under Subtenant.

25. ONGOING PREFERENTIAL RIGHT.

     a. Provided this Sublease is then in full force and effect and no event of default shall have occurred, Subtenant shall have a right of first opportunity (the “Preferential Right”), as hereinafter described, to sublease additional space on the 20th floor of the Building (the “Preferential Right Space”), if available, at such time as Sublandlord engages in negotiations with a prospective sublessee, exercisable at the times and upon the conditions set forth in this Paragraph 25.

     b. At such time that Sublandlord has received a bona fide offer (the “Offer”) to sublease from a prospective sublessee, Subtenant shall have the right to exercise its Preferential Right to sublease that portion of the Preferential Right Space to be subleased to such prospective sublessee (the “Offer Space”). Sublandlord shall send written notice of the Offer (the “Exercise Notice”), in accordance with Paragraph 23 of this Sublease, together with a copy of the Offer showing the Base Rental to be paid thereunder and the improvement allowance to be provided to the prospective sublessee with respect thereto and other material terms and conditions of the proposed sublease. Subtenant shall have the right to exercise its Preferential Right within (10) days from delivery of the Exercise Notice (the “Exercise Period”) to sublease all (but not less than all) of the floor on which the Offer Space is located upon the same terms and conditions as those outlined in the Offer. If Subtenant fails to give any notice to Sublandlord within the required ten (10) day period, Subtenant shall be deemed to have elected not to sublease the Offer Space.

     c. If Subtenant fails or declines to exercise Preferential Right (either by giving written notice thereof or by failing to give any notice) after receipt of an Exercise Notice from Sublandlord, Sublandlord shall have the right to sublease the Offer Space to the prospective sublessee on substantially the same terms and conditions set forth in the Exercise Notice. If Sublandlord does not enter into a sublease of the Offer Space with the prospective sublessee with respect to the space and in accordance with the terms that were the subject of the Exercise Notice within 180 days after the expiration of the Exercise Period, Subtenant’s Preferential Right shall apply again to any proposed subleasing of the Preferential Right Space and Sublandlord shall not thereafter engage in other sublease negotiations with respect to the Preferential Right Space without first complying with the provision of this Paragraph 25.

     d. As to the applicable portion of the Preferential Right Space, upon the execution of a sublease between Sublandlord and the prospective sublessee, this Preferential Right shall thereafter be null, void and of no further force or effect, however, if such sublease is for less than a full floor, the Preferential Right shall apply to the balance of such floor.

     e. Upon the exercise by Subtenant of its Preferential Right as provided in this Paragraph 25 and subject to the approval of the same by Landlord and Landlord’s Mortgagee, Sublandlord and Subtenant shall, within twenty (20) days after Subtenant delivers to Sublandlord notice of its election, enter into a sublease covering the Preferential Right Space for the rent, for the term, and containing such other terms and conditions as Sublandlord notified Subtenant pursuant to subparagraph 25.a above.

     f. Any assignment or subletting by Subtenant pursuant to Paragraph 21 of this Sublease shall terminate the Preferential Right of Subtenant contained herein.

     g. The Preferential Right contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant leases for the Building as of the date of this Sublease.

26. LANDLORD’S CONSENT. Sublandlord and Subtenant acknowledge and agree, however, that a condition precedent to this Sublease is Landlord’s execution of a Consent to Sublease. If Landlord does not execute and return a Consent to Sublease to Sublandlord and Subtenant on or before the thirtieth (30th) day after the date of this Sublease, Subtenant shall at its sole and absolute discretion either: (i) terminate this Sublease by written notice to Sublandlord, or (ii) extend the date by which Landlord must execute and return a Consent to Sublease to Sublandlord and Subtenant until the sixtieth (60th) day after the date of this Sublease.

27. Intentionally Deleted.

28. MISCELLANEOUS.

     a. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the terms of this Sublease.

     b. This Sublease shall be governed and construed in accordance with the laws of the State of Texas.

     c. If any term or provision of this Sublease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Sublease shall be valid and shall be enforceable to the extent permitted by law.

     d. This Sublease may be executed in multiple counterparts, and by the parties hereto on separate counterparts, each of which shall constitute an original of this Sublease, but all of which taken together shall constitute a single agreement.

     e. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Sublease and the other party engages an attorney to enforce this Sublease, should such non-defaulting party prevail in its pursuit upon same, the defaulting party agrees to pay the other party’s reasonable legal fees.

     f. As between Sublandlord and Subtenant, to the extent the terms and provision of this Sublease conflict with the terms and provisions of the Bindview Base Lease, the terms and provision of this Sublease shall prevail.

29. TIME IS OF THE ESSENCE. Time is of the essence with respect to Sublandlord’s execution and delivery of this document to Subtenant. If Sublandlord fails to execute and deliver a signed copy hereof to Subtenant by 5:00

p.m., September   , 2004, this document shall be deemed null and void and shall have no force and effect, unless otherwise agreed in writing between Subtenant and Sublandlord.

30. SECURITY DEPOSIT: Intentionally Deleted.

31. MULTI-TENANT CONVERSION: Sublandlord, at its cost and expense, shall, prior to the Commencement Date, cause the 20th floor of the Building to be in compliance with all applicable federal, state, and local ordinances and laws relating to building code requirements, including, but not limited to, material compliance with the Americans with Disabilities Act, for a multi-tenant floor.

32. TERMINATION OPTION. Subtenant shall have the one-time right to terminate this Sublease, exercisable by (i) providing written notice thereof to Sublandlord no sooner than the last calendar day of the 45th month after the Commencement Date or later than the last calendar day of the 51st month after the Commencement Date, and (ii) tendering to Sublandlord a termination fee of $97,800.00.

33. T1 LINE: If a T1 Line exists in the Subleased Premises and is then serving the Subleased Premises on the Commencement Date, Subtenant will have the right to use the existing T1 line at its sole cost and expense. Sublandlord makes no representation whatsoever respecting the presence of said T1 Line or T1 service or continued service in connection therewith and shall have no maintenance and repair obligations or liability therefor.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Sublease the day and year first above written.

[signature pages follow]

SIGNATURE PAGE FOR SUBLESSOR

SUBLESSOR: BINDVIEW DEVELOPMENT CORPORATION, a Texas corporation
By:
Name:
Title:

SIGNATURE PAGE FOR SUBTENANT

SUBLESSEE: NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA
By:
Donald V. Freiert, Jr.
Vice President - Corporate Facilities

EXHIBIT “A”

SUBLEASED PREMISES

EXHIBIT “B”

BINDVIEW BASE LEASE

Previously provided

EXHIBIT “C”

WORKLETTER

     The Work (as defined above) is to be completed in accordance with and subject to this Workletter.

     1. Delays in Construction. The Commencement Date under the Sublease shall be postponed for each day that Sublandlord fails to substantially complete the Work as a result of strikes, acts of God, shortages of materials or labor, governmental approvals or requirements, the various causes set forth below, or any other causes beyond Sublandlord’s reasonable control. In such case, the commencement of Rent shall be similarly postponed, except to the extent that delays occur as a result of one or more of the following (collectively called “Subtenant Delays”):

          (a) Subtenant’s requests for changes to the Work,

          (b) any upgrades, special work or other non-building standard items, or items not customarily provided by Sublandlord to office tenants (to the extent that the same involve longer lead times, installation times, delays or difficulties in obtaining building permits), requirements for any governmental approval, permit or action beyond the issuance of normal building permits, or other delays not typically encountered in connection with Sublandlord’s standard office improvements, or

          (d) any act or omission of Subtenant or Subtenant’s contractors, agents or employees, or any breach by the Subtenant of any provisions contained in this Workletter or in the Sublease, or any failure of Subtenant to cooperate with Sublandlord or otherwise act in good faith in order to cause the Work to be designed and performed in a timely manner.

     2. Completion. Sublandlord shall be deemed to have “substantially completed” the Work for purposes hereof if Sublandlord has caused all of the Work to be completed substantially except for so-called “punchlist items,” e.g. minor details of construction or decoration or mechanical adjustments which do not substantially interfere with Subtenant’s occupancy of the Subleased Premises, or Subtenant’s ability to complete any improvements to the Subleased Premises to be made by Subtenant. If there is any dispute as to whether Sublandlord has substantially completed the Work, the good faith decision of Sublandlord’s contractor shall be final and binding on the parties.

     3. Work Performed by Subtenant. Sublandlord, at Sublandlord’s discretion, may permit Subtenant and Subtenant’s agents and contractors to enter the Subleased Premises prior to completion of the Work in order to make the Subleased Premises ready for Subtenant’s use and occupancy. If Sublandlord permits such entry prior to completion of the Work, then such permission is conditioned upon Subtenant and Subtenant’s agents, contractors, workmen, mechanics, suppliers and invitees working in harmony and interfering with Sublandlord and Sublandlord’s contractors in doing the Work or with other sublessees and occupants of the Building. If at any time such entry shall cause or threaten to cause such disharmony or interference, Sublandlord shall have the right to withdraw such permission upon twenty-four (24) hours oral or written notice to Subtenant. Subtenant agrees that any such entry into the Subleased Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Sublease (including, without limitation, all insurance requirements), except as to the covenant to pay Rental thereunder, and further agrees that Sublandlord shall not be liable in any way for any injury, loss or damage which may occur to any items of work constructed by Subtenant or to other property of Subtenant that may be placed in the Subleased Premises prior to completion of the Work, the same being at Subtenant’s sole risk.

     4. Liability. The parties acknowledge that Sublandlord is not an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Sublandlord does not guarantee or warrant that the Plans (as defined in the Sublease) will be free from errors or omissions, nor that the Work will be free from defects, and Sublandlord shall have no liability therefor. In the event of such errors, omissions, or defects, Sublandlord shall cooperate in any action Subtenant desires to bring against such parties.

     5. Incorporation Into Sublease; Default. THE PARTIES AGREE THAT THE PROVISIONS OF THIS WORKLETTER ARE HEREBY INCORPORATED BY THIS REFERENCE INTO THE SUBLEASE. In the event of any express inconsistencies between the Sublease and this Workletter, the latter shall govern and control. Any default by a party hereunder shall constitute a default by that party under the Sublease and said party shall be subject to the remedies and other provisions applicable thereto under the Sublease.

EXHIBIT “D”

FURNITURE INVENTORY

1. 20 cubicles with chairs
2. 2 cubicle printer tables
3. 9 built-in desks
4. 18 chairs
5. Conference room table with 10 conference room chairs
6. 1 round table with 4 chairs
7. 1 large table in large room behind reception area